Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK RAISES FY08 EPS GUIDANCE TO $5.80 - $6.00 ON STRENGTH OF SALES NOW
EXPECTED TO REACH $3.7 - $3.8 BILLION

ATK REPORTS STRONG THIRD-QUARTER RESULTS OF $1.53 PER SHARE – UP 21
PERCENT OVER PREVIOUS YEAR

THIRD-QUARTER SALES RISE 17 PERCENT TO SURPASS $900 MILLION

ATK RAISES FY07 EPS GUIDANCE TO $5.10 - $5.15

ATK INCREASES FY07 SALES GUIDANCE TO $3.5 BILLION

ATK INCREASES FY07 ORDERS OUTLOOK TO $3.8 BILLION – UP 14 PERCENT
FROM FY06

Minneapolis, February 1, 2007 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share in the third quarter rose 21 percent to $1.53, which includes 15 cents of EPS benefit due to the extension of the Federal research and development tax credit (11 cents of which pertained to prior quarters).  Based on the strength of the quarter and better visibility into the remainder of the year, ATK is raising its FY07 EPS guidance to a range of $5.10 - $5.15.  In addition, the company now expects FY07 sales of approximately $3.5 billion, up from its previous guidance of in excess of $3.45 billion.

Sales for the quarter, which ended December 31, rose 17 percent to $900 million from $770 million in the prior-year quarter.  Orders were up 7 percent to $868 million from $812 million in the prior-year period.  The company’s third-quarter EBIT margin (earnings before interest and income taxes as a percent of sales) was 10.3 percent – on track for full-year EBIT performance of approximately 10 percent.

“Clearly, this was an exceptional quarter for ATK and our shareholders,” said Dan Murphy, Chairman and Chief Executive Officer.  “The businesses performed well.  We strengthened our order profile significantly and continued delivering on our commitment of double digit earnings growth.  Because of the strong quarter and our confidence in the full year, we’re raising guidance for EPS, sales, and orders,” said Murphy.

Earnings per share for the first nine months of fiscal year 2007 increased 12 percent to $3.74, compared to $3.34 a year ago.    Sales through the third quarter were up 11 percent to $2.56 billion, versus $2.30 billion in the previous year.  Orders increased 13 percent to $2.42 billion from $2.15 billion in the prior year.

Year-to-date, the company has used $53 million in operating cash.  In the prior-year period, the company’s operations provided $145 million of operating cash.  The decrease reflects ATK’s previously announced capital deployment strategy to incrementally fund its pension obligations.  Year-to-date, ATK has contributed approximately $313 million to the pension plan, compared to $26 million in the prior-year period.  The increase reflects prepayments of $300 million to nearly fully-fund ATK’s pension plan.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the year-to-date and the quarter ending on December 31, 2006.

Net Sales and Income before Interest, Income Taxes, and Minority Interest

(Dollars in Millions)

External Sales:

	Quarters Ended				Nine Months Ended
	December 31,	January 1,		%	December 31,	January 1,		%
	2006	2006	$ Change	Change	2006	2006	$ Change	Change

Mission Systems Group	$296.0	$269.5	$26.5	9.8%	$855.0	$812.8	$42.2	5.2%
Ammunition Systems Group	330.5	265.8	64.8	24.4%	900.1	764.8	135.3	17.7%
Launch Systems Group	273.8	234.8	39.0	16.6%	800.6	721.5	79.1	11.0%
Total external sales	$900.3	$770.0	$130.3	16.9%	$2,555.8	$2,299.1	$256.7	11.2%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended			Nine Months Ended
	December 31,	January 1,		December 31,	January 1,
	2006	2006	Change	2006	2006	Change

Mission Systems Group	$30.1	$27.2	$2.8	$83.5	$70.6	$13.0
Ammunition Systems Group	32.5	31.4	1.1	78.5	75.8	2.7
Launch Systems Group	34.6	33.9	0.7	107.7	101.4	6.3
Corporate	(4.8)	(4.4)	(0.4)	(16.1)	(11.1)	(4.9)
Total	$92.4	$88.2	$4.3	$253.7	$236.6	$17.1

Note:  The net expense of Corporate primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters (as well as stock option expenses and elimination of intercompany profits.)

QUARTERLY SEGMENT RESULTS

ATK operates three principal business groups: Mission Systems Group; Ammunition Systems Group; and Launch Systems Group.

MISSION SYSTEMS GROUP

Sales from the Mission Systems Group increased 10 percent to $296 million, compared to $269 million in the prior-year quarter.  The increase reflects higher volume from the Standard Missile 3 program, additional aircraft integration business, and higher revenue from the  Joint Strike Fighter program as it transitions into production.  These increases were partially offset by lower sales in precision weapons, due primarily to the timing of program efforts.  ATK continues to expect that the Mission Systems Group will achieve mid single-digit organic growth for the full year.

Third-quarter operating profit increased 10 percent to $30 million versus $27 million in the previous year, reflecting higher Group sales.  The company continues to expect operating margins for the full year of more than 9 percent.

AMMUNITION SYSTEMS GROUP

Sales from the Ammunition Systems Group increased 24 percent to $331 million from $266 million in the prior-year quarter.  “I was particularly pleased to see that our civil ammunition business grew by 25 percent in the quarter.  We increased sales in the law enforcement market and announced new orders with the Department of Homeland Security,” said Murphy. ATK now believes that sales growth for the Group will exceed 12 percent.

Third-quarter earnings before interest and taxes (operating profit) for the Ammunition Systems Group rose four percent to $32.5 million from $31.4 million in the prior year quarter.  The growth reflects higher sales across the Group and improved margins on medium-caliber ammunition programs.  Higher raw material costs and lower than planned volume on the company’s TNT production line partially offset the Group’s operating profit.  The company continues to expect full-year operating margins in the Ammunition Systems Group of approximately 9 percent.

LAUNCH SYSTEMS

Sales from the Launch Systems Group increased 17 percent to $274 million versus $235 million in the prior year quarter.  This reflects new sales from NASA’s Ares I program, increased demand for flares and decoys, and the timing of material purchases for the Space Shuttle rocket motor program. Based on sales strength through the first three quarters, ATK is raising its expectations for full-year growth to upper single digits, from its previous expectation of mid-single digit growth.

Third-quarter operating profit for the Launch Systems Group rose to $35 million from $34 million in the prior-year period.  This reflects profit from increased sales and favorable contract performance on strategic missile programs.  The increase was partially offset by the absence of a flight incentive on the Titan program and the closeout of the Orion rocket motor program in the previous year. The company continues to expect full-year margins in the Launch Systems Group of approximately 14 percent.

OUTLOOK

Based on the strength of sales across all three business Groups and outstanding program performance, ATK is raising its full-year FY07 EPS, sales, and orders guidance.  ATK expects full-year EPS in a range of $5.10-$5.15, up from its previous guidance of $4.95-$5.05.  The company is raising its sales expectations to $3.5 billion.  It previously expected sales to exceed $3.45 billion.

ATK is also raising its FY07 orders guidance to approximately $3.8 billion, up from prior guidance of $3.6 billion.  ATK continues to expect negative full-year free cash flow of approximately $40 million, reflecting the impact of the $300 million prepayment to the company’s defined benefit plan. (see reconciliation table at the end of this release).

The company expects average share count of less than 35 million in FY07.  The effective tax rate is expected to be approximately 35 percent while pension expenses are expected to remain at approximately $70 million.

ATK is raising its EPS guidance for FY08 to a range of $5.80 - $6.00, up from its previous guidance of $5.65 - $5.80.  The company expects FY08 sales of $3.7 - $3.8 billion and free cash flow in excess of $260 million (see reconciliation table).

ATK is a $3.5 billion advanced weapon and space systems company employing approximately 15,000 people in 21 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s Space Shuttle program; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

#          #          #

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, pension funding, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Projected Year Ending March 31, 2007		Projected Year Ending March 31, 2008
Cash provided by operating activities	$	~35,000	$	~345,000
Capital expenditures	~(75,000)		>(80,000)
Free cash flow	$	~(40,000)	$	>260,000

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		NINE MONTHS ENDED
	December 31,	January 1,	December 31,	January 1,
(In thousands except per share data)	2006	2006	2006	2006

Sales	$900,301	$770,029	$2,555,774	$2,299,113
Cost of sales	733,151	614,315	2,077,063	1,859,551
Gross profit	167,150	155,714	478,711	439,562
Operating expenses:
Research and development	13,461	11,024	39,012	35,101
Selling	19,882	19,527	67,337	56,812
General and administrative	41,381	37,001	118,639	111,042
Total operating expenses	74,724	67,552	224,988	202,955
Income before interest, income taxes, and minority interest	92,426	88,162	253,723	236,607
Interest expense	(19,555)	(17,189)	(54,241)	(51,703)
Interest income	199	573	743	941
Income before income taxes and minority interest	73,070	71,546	200,225	185,845
Income tax provision	21,734	24,323	69,871	61,039
Income before minority interest	51,336	47,223	130,354	124,806
Minority interest, net of income taxes	106	124	324	335
Net income	$51,230	$47,099	$130,030	$124,471

Earnings per common share:
Basic	$1.55	$1.28	$3.81	$3.39
Diluted	1.53	1.26	3.74	3.34

Average number of common shares	32,953	36,714	34,169	36,716
Average number of common and dilutive shares	33,556	37,283	34,749	37,306

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	December 31, 2006	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$18,675	$9,090
Net receivables	802,255	738,909
Net inventories	177,804	139,876
Deferred income tax assets	75,689	77,848
Other current assets	26,974	53,728
Total current assets	1,101,397	1,019,451
Net property, plant, and equipment	447,756	453,958
Goodwill	1,163,186	1,163,186
Prepaid and intangible pension assets	79,093	82,254
Deferred charges and other non-current assets	184,115	183,131
Total assets	$2,975,547	$2,901,980
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$1,540	$63,036
Current portion of long-term debt	27,000	29,596
Line of credit borrowings	125,000	—
Accounts payable	145,291	165,955
Contract advances and allowances	76,382	49,667
Accrued compensation	99,879	114,537
Accrued income taxes	32,318	23,710
Other accrued liabilities	165,188	224,443
Total current liabilities	672,598	670,944
Long-term debt	1,375,750	1,096,000
Deferred income tax liabilities	49,754	2,909
Postretirement and postemployment benefits liability	170,733	175,314
Minimum pension liability	20,344	212,258
Other long-term liabilities	117,011	116,197
Total liabilities	2,406,190	2,273,622
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,955,299 shares at December 31, 2006 and 35,207,335 at March 31, 2006	330	352
Additional paid-in-capital	468,844	472,861
Retained earnings	1,058,551	928,521
Unearned compensation	—	(2,760)
Accumulated other comprehensive loss	(340,356)	(333,136)
Common stock in treasury, at cost, 8,599,762 shares held at December 31, 2006 and 6,347,726 at March 31, 2006	(618,012)	(437,480)
Total stockholders’ equity	569,357	628,358
Total liabilities and stockholders’ equity	$2,975,547	$2,901,980

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	NINE MONTHS ENDED
(In thousands)	December 31, 2006	January 1, 2006
Operating activities
Net income	$130,030	$124,471
Adjustments to net income to arrive at cash (used for) provided by operating activities:
Depreciation	51,347	52,377
Amortization of intangible assets	5,537	6,554
Amortization of deferred financing costs	2,814	2,901
Deferred income taxes	53,184	5,459
Loss on disposal of property	124	296
Minority interest, net of income taxes	324	335
Share-based plans expense	27,268	15,735
Excess tax benefits from share-based plans	(2,114)	—
Changes in assets and liabilities:
Net receivables	(63,346)	(19,694)
Net inventories	(37,928)	(36,433)
Accounts payable	(13,906)	(42,187)
Contract advances and allowances	26,715	7,209
Accrued compensation	(14,219)	(3,306)
Accrued income taxes	13,336	30,311
Pension and other postretirement benefits	(267,828)	(1,422)
Other assets and liabilities	35,961	2,191
Cash (used for) provided by operating activities	(52,701)	144,797
Investing activities
Capital expenditures	(52,990)	(36,694)
Proceeds from the disposition of property, plant, and equipment	572	1,623
Cash used for investing activities	(52,418)	(35,071)
Financing activities
Change in cash overdrafts	(61,496)	(6,092)
Net borrowings on line of credit	125,000	—
Payments made on bank debt	(20,250)	(20,250)
Payments made to extinguish debt	(2,596)	(266,553)
Proceeds from issuance of long-term debt	300,000	270,000
Purchase of call options	(50,850)	—
Sale of warrants	23,220	—
Payments made for debt issue costs	(7,478)	(728)
Net purchase of treasury shares	(208,027)	(78,498)
Proceeds from employee stock compensation plans	15,067	18,846
Excess tax benefits from share-based plans	2,114	—
Cash provided by (used for) financing activities	114,704	(83,275)
Increase in cash and cash equivalents	9,585	26,451
Cash and cash equivalents - beginning of period	9,090	12,772
Cash and cash equivalents - end of period	$18,675	$39,223